Exhibit 10.1

Non-binding Letter of Intent By and Between:

Red Reef Laboratories International, Inc., (hereinafter RRL), 450 Fairway Drive, Suite 103 Deerfield Beach, Florida, and:Certified Environmental Services, Inc., (hereinafter CES, or Business), 1401 Erie Boulevard East, Syracuse, N.Y.

Dear Patrick,

The purpose of this Letter of Intent is to set forth certain non-binding understandings and certain binding agreements with respect to RRL’s possible acquisition of CES ("CES").

Terms of Transaction

The following numbered paragraphs (collectively, the "Nonbinding Provisions") reflect our mutual understanding of the matters described but are not legally binding and do not impose an enforceable obligation on either of us to negotiate or conclude an agreement for the purchase/sale of the business known as CES, on such terms.  This is not a complete statement of all terms and conditions of the proposed transaction but provides a basis for further negotiations.

1: RRL will purchase 100% CES shares. The purchase will be on the terms and subject to the conditions set forth in a legally binding written agreement to be negotiated and entered into by CES and RRL.

2: RRL will not be responsible for CES's tort liabilities, unfunded pension liabilities, any taxes that CES becomes obligated to pay as a result of the sale, any liabilities resulting from pending litigation, or any undisclosed liabilities.

3: RRL will purchase 100% of CES shares for $2,800,000 on terms to be negotiated after an agreed to period of Due Diligence.

4: The agreement to be negotiated and entered into by CES and RRL will contain the usual and customary representations, warranties, covenants, and conditions, including but not limited to: satisfactory results of the parties due diligence investigations, obtaining the appropriate financing or commitment, approval of all necessary and related documents and agreements, and approvals of the shareholders and boards of directors if required by law.  Such approvals may be withheld in the sole discretion of the relevant party.

 5: The closing shall be subject to the usual and customary conditions and requirements, including:
a) Corporation active and in good standing.

b) Occupational licenses, fees and permits, Federal, State and local paid and effective.

c) Laboratory Certification in NYS and NVLAP Accreditation

6: RRL's obligation to purchase the Business will be contingent on RRL being able to obtain reasonable financing, as discussed.

7: An escrow shall be opened to hold $200,000 of the purchase price for six months. Such amount shall be held in escrow to fund CES's indemnity obligations owed to RRL to secure RRL against the possibility of misrepresentations, breaches of covenants, conditions, and warranties, and undisclosed liabilities.

8:   The sale will be contingent on RRL being able to enter into a satisfactory employment agreement with the following key employees of CES: Dan Hoosock, VP Business Development, and Barbara DuChene, VP Lab Services, and a nucleus of employees mutually agreeable to them both.

9:   The sale will be contingent on RRL being able to enter into a non-competition agreement with employees who now have such agreements in place.

Certain Covenants and Restrictions

By signing this Letter of Intent, you and we agree that the following lettered paragraphs (collectively, the "Binding Provisions") will constitute a legally binding and enforceable agreement between us.  In consideration of the significant expenses that we both will incur in pursuing an agreement to buy your Business and the mutual undertakings described, we agree as follows:

A.	Deposit

RRL will make a deposit to CES of $200,000 to be paid in two installments.  The first payment will be made on 24 November 2006 and second payment to be made on 29 December 2006. The money will be placed into escrow until such transaction is completed. The deposit is refundable to RRL unless RRL defaults for any reason then provisions of Paragraph N prevails. If CES defaults for any reason, then the total deposit will be returned to RRL.

B.    Good Faith Negotiations

RRL and CES shall negotiate in good faith and make their best efforts to arrive at an agreement for the sale of CES's Business to RRL at the earliest practicable time.

C.    Exclusive Dealing

While the parties are negotiating an agreement for the sale of CES’s Business to RRL, CES shall not directly or indirectly, through an owner, employee, or agent, offer to sell the Business, (CES Corp.) to anyone other than RRL, encourage inquiries or offers from anyone but RRL for the sale of its assets and/or Corporate stock.

D.    Access to Information

On or before two days after the execution of this Letter of Intent, and for a period of 45 days thereafter, CES shall permit RRL, its investors and other sources of financing, and their accountants, counsel, and other representatives and agents to have reasonable access to the properties and the books, records, contracts, and other documents and information concerning the businesses, finances, and assets of CES.  They shall also have reasonable access during normal business hours and upon reasonable notice to legal, financial, accounting, and other representatives of CES with knowledge of the businesses, finances, and assets of CES.  However, they shall not contact any employees or customers of CES without CES's approval, which it shall not unreasonably withhold or delay. CES shall have the right to have a representative present at any meeting with employees and customers.  CES shall not be required to grant access that is prohibited by law.

E.  Prohibition on Disclosure of Confidential Information

Neither RRL nor any of its representatives or agents shall disclose to any third party any confidential or proprietary information about the business activities or assets of CES or any of the transactions contemplated by this Agreement, except as required by applicable law.  RRL may disclose such confidential or proprietary information as necessary for it to obtain financing for this acquisition, but only if the person receiving the information executes an agreement legally enforceable by CES to keep such information confidential.  If CES and RRL are unable to reach agreement on the sale of CES's business to RRL, RRL shall return all records, contracts, and other information about CES that it obtained during their negotiations CES and RRL agree that any breach of the prohibition against the disclosure of confidential or proprietary information will cause irreparable injury and that any remedy at law for the breach will be inadequate.  Therefore, the parties agree that in the event of any breach by RRL of this provision, CES shall be entitled to obtain preliminary and permanent injunctive relief without having to prove that actual damages resulted from the breach.   This injunctive relief is in addition to all other legal and equitable remedies to which CES may be entitled.

F.    Expenses

RRL and CES each shall be solely responsible for expenses that it incurs in connection with the negotiations for consummation of the sale and other transactions contemplated by their agreement.

G.	Brokerage Commissions

CES and its shareholder represent and warrant, each to the other, that, other than Business Brokers New York, LLC, they used no broker or finder in connection with the transactions contemplated hereby.  Any and all brokerage, finders or similar fees in connection with the transactions contemplated in this letter of intent shall be paid by CES in the amount agreed in their Standard Listing Agreement.

H.    Public Disclosures

CES and RRL shall consult with each other and must agree as to the timing, content, and form before issuing any press release or other public disclosure related to this Letter or any transaction contemplated by this Letter.   However, this does not prohibit either of them from making a public disclosure regarding this Letter and the transactions contemplated by this Letter if, in the opinion of its legal counsel, such a disclosure is required by law.

I.    Termination

CES and RRL each have the right to terminate this Letter of Intent if no agreement is reached by March 1st 2007.  Following termination, neither party shall have any obligations under this Letter of Intent, except as stated in Paragraphs A, B, D, E, F, G, H, I, J, K, M and N. of the Binding Provisions, which will survive such termination.

J.    No Conflicting Agreement

Each party hereto represents and warrants that such party is not a party to any contract, agreement or understanding with any other party, which would prevent such party from entering into this Letter of Intent.

K.    Counterparts

This Letter of Intent may be executed in counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

L.    Definitive Agreements

Upon execution of this Letter of Intent, the parties will then attempt to negotiate and execute a binding agreement.  Neither party has an obligation to negotiate or conclude the business arrangement in this Letter.  Each party acknowledges that it will not take any action or refrain from taking action in reliance on this Letter, and any such reliance will be at its own risk.

M.    Binding Effect

This letter is intended to be a confirmation of interest between the parties in pursuing negotiations for a definitive agreement based on the terms hereof and, except for the Binding Provisions in the lettered paragraphs hereof, shall not constitute a binding agreement between the parties hereto. Neither party intends, by setting forth in this Letter the provisions of a possible transaction, to create for itself or any other person, any legally binding obligation of liability with respect to the Nonbinding Provisions.  No subsequent oral agreement or conduct of the parties, including partial performance, shall be deemed to impose such obligation or liability.  No agreement with respect to the subject matter of the Nonbinding Provisions shall be binding unless and until each party has reviewed and approved (in its sole discretion) a definitive written agreement incorporating all the terms, conditions, and obligations of the parties, has had such agreement reviewed by legal counsel, and has duly executed and delivered such agreement.  The legal rights and obligations of each party shall be only those that are set forth in the definitive written agreement.

N.	Liquidated Damages

RRL acknowledges that upon the execution of this Letter of Intent that CES shall be off the market and will not solicit any offers for the purchase thereof. In that regard, CES will incur costs in terms of legal expenses, management time and potential lost opportunities.  If RRL fails to consummate the transaction by March 1st 2007 or breaches any of the Binding Provisions, or for any other reason, RRL shall pay CES the sum of $50,000.  This provision is not intended as a penalty but as liquidated damages to compensate CES for the detriment caused by taking the CES off the market.

Please sign and date this Letter of Intent and return a copy to us to confirm our mutual understandings and binding agreements.  If we do not receive a signed copy of this Letter of Intent by December 1, 2006 we will assume that you have no further interest in pursuing this agreement.

Very truly yours,

RRL:

By: ____________________________________________
Dr. Claus Wagner-Bartak, President, Red Reef Laboratories International, Inc.

AGREED TO AND ACCEPTED:

CES:

By: ____________________________________________

Name: Patrick A. Leone, Jr.

Title: President, Certified Environmental Services, Inc.

Date: